PERFORMANCE SHARE UNIT – US ELT
Exhibit 10.4
TREEHOUSE FOODS, INC.
2021 PERFORMANCE UNIT AGREEMENT

TreeHouse Foods, Inc., a Delaware corporation (the “Company”), is pleased to grant you this Performance Share Unit Award (the “Award”) under the TreeHouse Foods Inc, Equity and Incentive Plan, as amended and restated effective February 27, 2019 (the “Plan”). This Award is subject to the terms and conditions as set forth in this Performance Share Unit Award Agreement (the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Recipient:
Employee ID:
Date of Grant:
Number of Performance Share Units (the “Units”)
WHEREAS, the Award is being made by the Compensation Committee (the “Committee”) of the Board of Directors; and
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an Employee of the Company (or an Affiliate) and to promote the success of the business of the Company and its Affiliates, the parties hereby agree as follows:
1.Grant of Units. The Company hereby grants to the Participant the total number of Units, effective as of the Date of Grant, and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement. For purposes of this Agreement, the Units shall be designated in tranches as set forth in the following chart:

Tranche	Applicable Performance Goal	Units (#)
Tranche 1 Units	Operating Net Income
Tranche 2 Units	Cash Flow Pre-Financing
Tranche 3 Units	Relative TSR

2.Transfer Restrictions. None of the Units shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Participant prior to the conversion of Units pursuant to Section 3, and until permitted pursuant to the terms of the Plan.
3. Accrued and Earned Units; Termination of Service. The Tranche 1 Units, Tranche 2 Units and Tranche 3 Units shall be earned based on the achievement of Operating Net Income, Cash Flow Pre-Financing and Relative TSR (each, as defined on Exhibit A attached hereto, and collectively, the “Performance Goals”), respectively, during the period commencing as of January 1, 2021 and ending on December 31, 2023 (the “Performance Period”). Operating Net Income and Cash Flow Pre-Financing shall be measured with respect to each of calendar year 2021, 2022 and 2023 (each, a “Calendar Year”) during the Performance Period and Relative
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TSR shall be measured with respect to the entire Performance Period, as further described in this Section 3.
(a)Tranche 1 Units. The Tranche 1 Units shall be earned based on the achievement of Operating Net Income for each Calendar Year during the Performance Period. For each Calendar Year, a number of Tranche 1 Units shall be earned equal to approximately (i) one third (1/3) of the Tranche 1 Units multiplied by (ii) the applicable “Percentage of Units Earned” as indicated in Table III below based on the achievement during the applicable Calendar Year of the Operating Net Income goal at the threshold, target or maximum levels designated in Table I below. The threshold, target and maximum levels for Operating Net Income for the 2021 Calendar Year are set forth in Table I below. The Committee shall establish the threshold, target and maximum levels for Operating Net Income for the 2022 and 2023 Calendar Years at a later date.
(b)Tranche 2 Units. The Tranche 2 Units shall be earned based on the achievement of Cash Flow Pre-Financing for each Calendar Year during the Performance Period. For each Calendar Year, a number of Tranche 2 Units shall be earned equal to approximately (i) one third (1/3) of the Tranche 2 Units multiplied by (ii) the applicable “Percentage of Units Earned” as indicated in Table III below based on the achievement during the applicable Calendar Year of the Cash Flow Pre-Financing goal at the threshold, target or maximum levels designated in Table II below. The threshold, target and maximum levels for Cash Flow Pre-Financing for the 2021 Calendar Year are set forth in Table II below. The Committee shall establish the threshold, target and maximum levels for Cash Flow Pre-Financing for the 2022 and 2023 Calendar Years at a later date.
(c)Tranche 3 Units. The Tranche 3 Units shall be earned based on the achievement of Relative TSR during the Performance Period. For the Performance Period, a number of Tranche 3 Units shall be earned equal to (i) the total number of Tranche 3 Units multiplied by (ii) the applicable “Percentage of Units Earned” as indicated in Table IV below based on the achievement during the Performance Period of Relative TSR at the threshold, target, or maximum levels designated in Table IV below.
(d)Settlement. The earned Units (determined as described in Section 3(a)-(c) above) shall be converted to either (i) Stock or (ii) a cash amount per Unit equal to the Fair Market Value of a share of Stock, at the discretion of the Committee, on or about the third (3rd) anniversary of the Date of Grant, but no later than the 45th day after the third (3rd) anniversary of the Date of Grant, provided that, and except as otherwise provided in Section 3(e) below, (1) the Committee certifies the attainment of such Operating Net Income, Cash Flow Pre-Financing and Relative TSR Performance Goals in the manner set forth in the Plan and (2) the Participant continues to be employed by the Company (or an Affiliate) through the third (3rd) anniversary of the Date of Grant.
(e)Certain Terminations. If the Participant’s Service terminates during the Performance Period due to death, Disability or Retirement, or the Company terminates the Participant’s Service without Cause during the Performance Period, (i) with respect to the Tranche 1 Units and Tranche 2 Units that are earned based on the achievement of the Operating Net Income and Cash Flow Pre-Financing Performance Goals, respectively, the Participant shall receive (A) any portion of such Units earned in respect of any completed Calendar Year(s) prior to the date of such termination based on actual Operating Net Income and Cash Flow Pre-Financing results for such prior Calendar Year(s) plus (B) a pro rata portion of the Tranche 1 Units and Tranche 2 Units, based on a fraction the numerator of which is the number of full

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calendar months of the Participant’s Service during the Calendar Year in which such termination occurs and the denominator of which is twelve (12), that would have been earned based on actual Operating Net Income and Cash Flow Pre-Financing results for the Calendar Year in which such termination occurs; and (ii) with respect to the Tranche 3 Units that are earned based on the achievement of the Relative TSR Performance Goal, the Participant shall receive a pro rata portion of such Units, based on a fraction the numerator of which is the number of full calendar months of the Participant’s Service during the Performance Period and the denominator of which is thirty six (36), that would have been earned based on actual Relative TSR results for the Performance Period. For purposes of illustration only, assuming that the Participant’s Service terminates due to Retirement on February 1, 2023, the Participant will be entitled to receive (x) the Tranche 1 Units and Tranche 2 Units that were earned based on actual Operating Net Income and Cash Flow Pre-Financing results for 2021 and 2022, respectively, (y) a pro-rata portion (1/12th) of the Tranche 1 Units and Tranche 2 Units that are earned based on actual Operating Net Income and Cash Flow Pre-Financing results for 2023, respectively, and (z) a pro-rata portion (25/36th) of the Tranche 3 Units that are earned based on actual Relative TSR results for the Performance Period. In the event that the Participant earns Units pursuant to this Section 3(e), such Units shall be converted to Stock or cash, at the discretion of and following the approval of the Committee, on the third (3rd) anniversary of the Date of Grant, but not later than the 45th day after the third (3rd) anniversary of the Date of Grant. Notwithstanding the preceding sentence, if the Participant is a “specified employee” as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and (1) his or her Service terminates during one of the Performance Periods due to Retirement or (2) the Company terminates the Participant’s Service without Cause during a Performance Period, such Participant shall have such Units converted to Stock or cash on the date that is the later of: (x) the first day following the six month anniversary of the Participant’s separation from Service, or (y) the anniversary of the Date of Grant immediately following the end of the Performance Period in which such Participant’s Retirement or termination by the Company without Cause occurs (but no later than the 45th day after such date).
(f)The Performance Goals for each Calendar Year during the Performance Period (and, in the case of Relative TSR, the entire Performance Period) and the applicable Percentages of Units Earned are set forth in the tables below:

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Table I: Operating Net Income Performance Goal

Operating Net Income
Calendar Year	Threshold	Target	Maximum
	80% of Target	100% of Target	120% of Target
2021	$135.1	$168.9	$202.7
2022	TBD	TBD	TBD
2023	TBD	TBD	TBD

Table II: Cash Flow Pre-Financing Performance Goal

Cash Flow Pre-Financing
Calendar Year	Threshold	Target	Maximum
	80% of Target	100% of Target	120% of Target
2021	$224.0	$280.0	$336.0
2022	TBD	TBD	TBD
2023	TBD	TBD	TBD

Table III: Percentage of Units Earned Based on Operating Net Income and Cash Flow Pre-Financing Performance

Level of Achievement of Performance Goal during Calendar Year	Percentage of Units Earned*
	Operating Net Income	Cash Flow Pre-Financing
Below Threshold (<80%)	0%	0%
Threshold (80%)	50%	50%
Target (100%)	100%	100%
Maximum (120%)	200%	200%
*Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the units that are earned.

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Table IV: Relative TSR Performance Scale and Percentage of Units Earned

Level of Achievement of Performance Goal during Performance Period	Percentage of Units Earned*
Relative TSR
Below Threshold (<25th Percentile)	0%
Threshold (25th Percentile)	50%
Target (50th Percentile)	100%
Maximum (100th Percentile)	150%
*Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the units that are earned.

4.Limitations on the Earned Percentage.    Notwithstanding the criteria in the table above, in the event the Company’s Absolute TSR over the Performance Period is negative, the Percentage of Units Earned shall not exceed 100%.

5.Effect of Change in Control. In the event of a Change in Control, the Units will be treated in accordance with the terms of the Plan.
6.Forfeiture. Except as provided in Section 3, the Units, including for the avoidance of doubt any earned Units, shall be forfeited to the Company upon the Participant’s termination of Service with the Company and its Affiliates for any reason prior to the third (3rd) anniversary of the Date of Grant.
7.Non-Solicitation of Employees. The Participant agrees that, in return for the Company agreeing to provide the Participant with the opportunity to receive Units under the terms of this Agreement, during the Participant’s Service with the Company and its Affiliates, and during the eighteen (18) month period following the termination of the Participant’s Service for any reason, the Participant shall not, except in the course of carrying out the Participant’s duties of Service with the Company, directly or indirectly induce any employee of the Company or any of its Affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months. The Participant agrees and acknowledges that the Participant’s obligations under this Section 6 remain in full force and effect even if the Participant does not earn or receive any portion of the Units and/or the Participant’s Service with the Company is terminated, regardless of the reason, before the Participant becomes eligible to earn or receive any portion of the Units. The restrictions in this Section 6 shall be extended for any time during which the Participant is in breach such that the Participant does not engage in any of the activities during the Participant’s Service and during the eighteen (18) month period following the termination of the Participant’s Service for any reason. To the extent permitted by law, if the Company determines that the Participant has violated or is threatening to violate this Section 6, the Participant will immediately forfeit all Units hereunder and the Company will have the right to seek repayment of any Units that have already been paid. In addition, the non-solicitation covenant relates to special, unique, and extraordinary matters and a violation of such covenant and obligation may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of this Section 6. This injunctive remedy shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.

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8.No Rights as a Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to the Units unless and until such Units vest and are converted to shares of Stock, including without limitation the right to vote and tender Stock and the right to receive dividends and other distributions payable with respect to Stock.
9.Tax Withholding. The Company shall have the right to require the Participant to remit to the Company, or to withhold from other amounts payable to the Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan, or the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.
10.Plan Incorporated. The Participant accepts the Units subject to all the terms and conditions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in the Plan. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.
11.Miscellaneous.
(a)No Guaranteed Service or Employment. Neither the granting of the Units, nor any provision of this Agreement or the Plan, shall (a) affect the right of the Company to terminate the Participant at any time, with or without Cause, or (b) shall be deemed to create any rights to employment or Service or continued employment or continued Service on the part of the Participant or any rights to participate in any employee benefit plan or program (other than the Plan) of the Company or any Affiliate or to receive any benefits or rights associated with employment or Service with the Company. The rights and obligations arising under this Agreement are not intended to and do not affect the employment or Service relationship that otherwise exists between the Company (or any Affiliate) and the Participant, whether such relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.
(b)Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address on record with the Company, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.
(c)Binding Agreement. Subject to the limitations in this Agreement on the transferability by the Participant of the Units, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.
(d)Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois and the United States, as applicable, without reference to the conflicts of law provisions thereof. The jurisdiction and

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venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook or DuPage, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.
(e)Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.
(f)Headings. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
(g)Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
(h)No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
(i)Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
(j)Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.
(k)Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only if and when it is properly completed and filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such valid and effective designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
(l)Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate, in its sole discretion, to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

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(m)No Vested Right to Future Awards. Participant acknowledges and agrees that the granting of Units under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards under the Plan or a successor equity plan of the Company, in the future.
(n)Use of Personal Data. By executing this Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past awards and current awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Affiliates, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.
(o)Erroneously Awarded Compensation. The Units issued and any cash or Stock paid with respect to Units hereunder are subject to any compensation recoupment and/or recovery policy adopted by the Company from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.
(p)Amendment. Any amendment to the Agreement shall be in writing and signed by the Company.

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EXHIBIT A

Definitions

(a)“Absolute TSR” means the Company’s TSR during the Performance Period.
(b)“Beginning Stock Price” means the average closing price of a Share or a share of the common stock of a member of the Peer Group, as applicable, for the period of twenty (20) trading days immediately prior to the first day of the Performance Period (i.e., the last twenty (20) trading days of 2020).
(c)“Cash Flow Pre-Financing” shall mean annual operating cash flow minus CAPEX excluding the impact of share repurchase and debt repayment.
(d)“Ending Stock Price” means the average closing price of a Share or a share of the common stock of a member of the Peer Group for the last twenty (20) trading days during the Performance Period (i.e., the last twenty (20) trading days of 2023), with all dividends deemed reinvested as of the applicable ex-dividend date.
(e)“Operating Net Income” shall mean the amount of adjusted after-tax net income that underlies adjusted earnings per share as disclosed each quarter in the Company’s earnings report.
(f)“Peer Group” means the companies (each, a “Peer Company” and collectively, the “Peer Companies”) in Russell 3000 Packaged Foods & Meat Index as set forth on Exhibit B. Peer Companies can be changed as follows:
i)In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

ii)In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

iii)In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

iv)In the event of a bankruptcy of a Peer Company, as long as the Peer Company is still trading on a market where an independent price can be determined (i.e., an over-the-counter market), its TSR will continue to be calculated based on reported trading prices. Once the share price can no longer be determined, such Peer Company’s TSR will be locked in for the active performance cycle, based on the last known trading price (i.e., the potential for a TSR of -100%). If the company subsequently resumes trading on a recapitalized basis (completely new equity infusion), it will not be added back to the peer group for active performance cycles.

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v)In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange.

(g)“Relative Total Shareholder Return” means the Company’s Absolute TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Peer Companies (not including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of each of the Peer Companies will be determined as follows:

P =	N – R
N – 1

where:    “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of Peer Companies as of the Vesting Date.

“R” represents the Peer Company’s ranking among the Peer Companies.

Example: If there are 14 Peer Companies, the Peer Company that ranked 5th would be at the 69.2 percentile: .692 = ((14 – 5) / (14 – 1)).
(h)“TSR” means, for the Company and each of the Peer Companies, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Beginning Stock Price by (ii) the Ending Stock Price and subtracting one from the quotient. All dividends are deemed reinvested as of the applicable ex-dividend date.

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EXHIBIT B

Peer Group Companies

B&G Foods, Inc.	Hostess Brands, Inc.	Post Holding, Inc.
Beyond Meat, Inc.	J & J Snack Foods Corp.	Sanderson Farms, Inc.
Bridgford Foods Corporation	John B. Sanfilippo & Son, Inc.	Seaboard Corporation
Calavo Growers, Inc.	Kellogg Company	Seneca Foods Corporation
Cal-Maine Foods, Inc.	Laird Superfood, Inc.	The Hain Celestial Group, Inc.
Campbell Soup Company	Lamb Weston Holdings, Inc.	The Hershey Company
Conagra Brands, Inc.	Lancaster Colony Corporation	The J.M. Smucker Company
Farmer Bros. Co.	Landec Corporation	The Kraft Heinz Company
Flowers Food, Inc.	McCormick & Company, Incorporated	The Simply Good Foods Company
Freshpet, Inc.	Mission Produce, Inc.	Tootsie Roll Industries, Inc.
General Mills, Inc.	Mondelez International, Inc.	Tyson Foods, Inc.
Hormel Foods Corporation	Pilgrim's Pride Corporation	Vital Farms, Inc.
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